UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2006

PATH 1 NETWORK TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15609	13-3989885
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6215 Ferris Square, Suite 140, San Diego, California 92121

(Address of principal executive offices, with zip code)

(858) 450-4220

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

Item 3.03.	Material Modification to Rights of Security Holders.

As previously reported, on February 10, 2006, we entered into a Settlement Agreement with regard to a lawsuit brought against us in January 2006 by Castle Creek Technology Partners LLC (“Castle Creek”), which holds a majority of our Series B 7% Convertible Preferred Stock. The Castle Creek lawsuit was based primarily on a claim that consent of a majority of the Series B 7% Convertible Preferred Stock had been required in connection with our December 2005 issuance of a $2,100,000 secured convertible note and related warrants to Laurus Master Fund, Ltd., but that such consent had not been obtained. We believe consent was not required. In the Settlement Agreement, Castle Creek, acting as the holder of a majority of the Series B 7% Convertible Preferred Stock, provided such consent.

Under the Settlement Agreement, we agreed to provisions which have the economic effect of reducing the conversion price of Castle Creek’s Series B 7% Convertible Preferred Stock from $3.17424 per share to $2.6316 per share, and we agreed to make payments to Castle Creek which are economically equivalent to regular dividends on the Series B 7% Convertible Preferred Stock, including a payment no later than March 1, 2006. We can choose to make such payments in shares of Common Stock (at 85% of then-current market value) or in cash. We also agreed to provisions which have the economic effect that, if we were to issue shares under the Laurus arrangement to Laurus at a price lower than Castle Creek’s effective conversion price, a portion of Castle Creek’s Series B 7% Convertible Preferred Stock would, if actually converted shortly thereafter, effectively be convertible at such lower price.

In the Settlement Agreement, we also agreed to offer to each of the respective minority holders of the Series B 7% Convertible Preferred Stock the same benefits and the same burdens of the Settlement Agreement, as if such minority holder was “Castle Creek” for such purposes.

We thereafter did so, and each of these minority holders (Steven R. Simpson, Robert R. Bears, Sr., Robert R. Bears, Jr., and Christopher R. Cope, Trustee) has accepted the offer. Each of those minority holders is, in his own right, a significant beneficial owner of our common stock.

To the extent the Settlement Agreement and the related agreements with minority holders involved sales of equity securities, the sales were exempt from registration by virtue of constituting a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On February 24, 2006 we paid quasi-dividends under the Settlement Agreement to Castle Creek and these minority holders, issuing a total of 54,605 shares of Common Stock to them. A total of $124,012 of accrued dividends were thereby relieved. To the extent this involved the sale of equity securities, the sale was exempt from registration pursuant to Section 4(2) and/or Section 3(a)(9) of the Securities Act of 1933, as amended.

On February 22, 2006, Castle Creek voluntarily converted 15,380 shares of its Series B 7% Convertible Preferred Stock and $2,478 of accrued dividends (through February 16, 2006) and received 19,935 shares of Common Stock pursuant to the terms of the Series B 7% Convertible Preferred Stock and of the Settlement Agreement. To the extent this involved the sale of equity securities, the sale was exempt from registration pursuant to Section 4(2) and/or Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 20, 2006 Frederick A. Cary reluctantly resigned as one of our directors. The resignation was necessitated by the requirement of an investor in the private company of which Mr. Cary is now Chief Executive Officer, that its portfolio company executives devote full time to the portfolio company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATH 1 NETWORK TECHNOLOGIES INC.

Date: February 24, 2006	By:	/s/ Jeremy Ferrell
Jeremy Ferrell
Interim Chief Financial Officer